Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS RECORD RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR

SPARKS, MD, JANUARY 26  -  -  -  McCormick & Company, Incorporated (NYSE:MKC), today reported record sales and earnings per share from continuing operations for the fiscal year ended November 30, 2004:

•                  Sales increased 11%, reaching $2.5 billion

•                  Operating income increased 13%

•                  Net cash from continuing operations rose to $349 million compared to $202 million in 2003

•                  Dividends paid rose 20%

Record fiscal year results

For the fiscal year, McCormick reported a record $2.5 billion in sales, an increase of 11% above 2003.  This sales growth was achieved with a 4% increase in volume, 4% from favorable foreign exchange rates, a 2% benefit from acquisitions, and a 1% increase in pricing and product mix.  Higher volumes were achieved with new products, expanded distribution and more effective marketing.  In 2004, new products developed in the past three years comprised 13% of sales.  The Company acquired Zatarain’s in June 2003 and benefited from incremental sales in the first half of 2004.  In November 2004, the Company acquired Silvo, which is expected to generate $50 million of sales in 2005.  This business added  $4 million to sales in the fourth quarter of 2004.

In addition to the sales growth achieved in 2004, gross profit reached $1.0 billion.  Gross profit margin increased 0.3 percentage points to 39.9%.  Cost reductions and a shift to more value-added products improved gross profit margin.  These improvements were partially offset by higher costs of employee benefits, insurance, fuel and other expenses.

At the beginning of 2004, a three-year goal was set to reduce costs by $70 million, with $15 million projected for the first year.  The Company exceeded this projection and generated $24 million in cost savings during 2004, with reductions in both cost of goods sold and operating expenses.  The Company continues to project cost reductions of $25 million in 2005 and $30 million in 2006.  In 2004, the cost reductions as well as proceeds from a lawsuit settlement were invested in initiatives to grow sales and profits.  These included higher advertising and research and development costs, which increased 43% and 18% respectively, in 2004.  In addition, a program to reorganize international operations was initiated during 2004.

In 2004, special credits were $2 million, which was the net amount of $8 million from the lawsuit settlement and $6 million of special charges that related to a streamlining action program adopted at the end of 2001.  In 2003, special charges of $5 million related to the 2001 streamlining action program.  With higher sales and improved gross profit margin, operating income rose $37 million in 2004, an increase of 13%.  Other income was $2 million in 2004 and $13 million in 2003.  In 2003, the Company recorded as other income a $5 million gain on the sale of an interest in non-strategic royalty agreements and $5 million of interest income on the purchase price refund from the acquisition of Ducros.

In 2004, net income from continuing operations rose 8% to $215 million.  Earnings per share from continuing operations rose 9% to $1.52, an increase of 12¢ compared to 2003.  The primary factors driving this increase were higher sales and operating margin that added 18¢.  This was offset in part by the decrease in other income of 5¢.  Other factors affecting earnings per share had a net negative impact of 1¢.

For the 12 months ended November 30, 2004, the net cash flow from continuing operating activities was $349 million compared to $202 million for the prior year.  Contributing to this increase was a $34 million reduction in inventory versus a $50 million increase in inventory during 2003.  Other factors included the change in other assets and liabilities, a continued decrease in prepaid allowances and higher net income from continuing operations.  During 2004, McCormick used this cash and the proceeds of stock option exercises to fund $174 million of share repurchases, $77 million of dividends, the acquisition of Silvo for $74 million and net capital expenditures of $67 million.

Record fourth quarter results

Sales in the fourth quarter of 2004 rose 7% to $744 million.  Sales volume increased 4%, and favorable foreign exchange rates contributed 3%.  Consumer business sales were particularly strong in the Americas, and Europe benefited from the acquisition of Silvo.  Industrial sales benefited from new product activity offset in part by initiatives to discontinue certain lower-margin products.

In 2004, gross profit margin was 42.4% in the fourth quarter compared to 43.3% in the prior year.  During the fourth quarter, the Company identified and corrected the operational accounting in an industrial plant in Scotland.  This adjustment related to prior quarters and increased cost of goods sold by $6 million.  The adjustment reduced gross profit margin by 0.9 percentage points in the fourth quarter.  Gross profit margin was also affected by higher costs of fuel, employee benefits and other costs, partially offset by stronger consumer sales and the benefit of cost reductions.   Selling, general and administrative costs as a percentage of sales were lower in the fourth quarter of 2004, despite a 25% increase in advertising expense and a 19% increase in research and development costs.

Earnings per share from continuing operations were 62¢ compared to 61¢ in the fourth quarter of 2003.  Operating income added 3¢ to earnings per share.  This increase included the impact of a 3¢ decrease that was due to the operational accounting adjustment.   Earnings per share were 3¢ higher in 2003 because of the gain on the sale of an interest in non-strategic royalty agreements that was recorded in that period.  Other factors had a positive net effect of 1¢ and included fewer shares outstanding and a lower tax rate.  Special charges were 2¢ in the fourth quarter in both 2004 and 2003.

Chairman’s Comments

Robert J. Lawless, Chairman, President & CEO, commented, “During 2004 we generated a significant amount of cash and used this cash to build shareholder value in a number of ways.  Specifically, cash from operations rose to $349 million, an increase of nearly $150 million compared to 2003.  A significant portion of this cash, $174 million, was used to repurchase shares during 2004.  In addition, dividends paid to shareholders were $77 million, an increase of 20% compared to 2003 and more than 30% compared to 2002.  With the acquisition of Silvo for $74 million, we gained a leading position in the spices and seasonings market in the Netherlands and in Belgium.  We also invested $67 million of cash in software, equipment and facilities to support our operations and advance our supply chain initiatives.

“During 2004 we invested in advertising and product development to grow sales.  We also drove sales with more effective trade promotions and distribution gains.  Excluding the impact of foreign currency exchange and the impact of acquisitions, we increased sales 5%.  Our ongoing success in introducing value-added, consumer-preferred products is evidenced by the shift in our sales.  In 2004, we exceeded 70% as the portion of sales that are value-added products versus spices, herbs and other ingredients.  In our consumer business we increased worldwide sales of grinders 36% and of grilling products 8%.  In our industrial business we had particular success with coating systems and in the U.S. achieved an increase of more than 30%.  Across both businesses, 13% of 2004 sales were from new products developed in the past three years.

“We completed our B2K program in the U.S., and progress is being made toward  an implementation in Europe and Canada.  Supply chain initiatives achieved $24 million of cost savings during 2004, a great start toward our three-year $70 million goal. We also had some early success in reducing  “SKU’s” (the number of different items sold) in the U.S. and in Europe.  We increased the productivity in developing new products by more than 25% in 2004 as measured by sales per research and development professional.  In China, we streamlined our business to 75 well-qualified distributors from 250 in 2003.

“As a result of these initiatives, investments and momentum, we are well-positioned for growth in 2005.  We expect sales to grow in a 4-7% range including an incremental $46 million from the acquisition of Silvo.  Earnings per share for 2005 is expected to range from $1.70-$1.74.  This includes an estimated 1¢ of special charges as we conclude the streamlining actions announced at the end of 2001.   Based on our current outlook for the year, we expect to achieve a significant portion of the earnings per share increase in the second half of 2005.  Both the sales and earnings per share goals for 2005 are in line with our long-term annual objectives, which are to grow sales 3-7% and earnings per share 10-12%.  During the next three years, we expect to generate approximately $450 million in cash from operations, less dividends and net capital expenditures.

“In summary, we are pleased with our financial performance and business achievements of 2004.  We have created strong momentum in product development, marketing efforts and margin improvement initiatives as we look ahead to 2005.  It is the employees of McCormick who are making our goals a reality and building value for the Company’s shareholders.”

Business Segment Results

Consumer Business

(in thousands)

	Three Months Ended		Twelve Months Ended
	11/30/04	11/30/03	11/30/04	11/30/03
Net sales	$440,210	$406,623	$1,339,838	$1,162,315
Operating income	118,329	109,324	269,719	230,864

For the fiscal year, sales for McCormick’s consumer business rose 15% when compared to 2003.  Higher volume added 10% to sales, of which 4% was due to the incremental impact of the Zatarain’s business on the first half of the year.  Favorable foreign exchange added 4%, and positive price and product mix added 1%.  In the Americas, sales increased 16% with 14% from higher volume.  New products, more effective marketing and distribution gains drove an 8% volume increase, with the remaining 6% attributable to the incremental impact of the Zatarain’s acquisition on the first half of 2004.  Consumer sales in Europe increased 14% in 2004, with 12% due to foreign exchange and 1% from the acquisition of Silvo.  Under more intense competitive conditions, the Company was able to hold sales volumes about even with 2003.  In the Asia/Pacific region, consumer sales increased 11%, with most of the increase due to favorable foreign exchange.   In China, sales growth was tempered by the Company’s elimination of certain lower margin items.  Operating income from continuing operations for the consumer business rose 17% to $270 million for fiscal year 2004, despite a $15 million increase in advertising.  This higher income was driven by strong sales performance and cost reduction efforts.

For the fourth quarter, sales for McCormick’s consumer business rose 8% when compared to 2003.  Higher volume added 5% to sales, and favorable foreign exchange added 3%.  In the Americas, sales increased 6% primarily as a result of higher volumes from new products and more effective marketing.  Consumer sales in Europe increased 16% for the quarter, with 10% due to favorable foreign exchange and 5% from the acquisition of Silvo early in November.  The Company was able to achieve a 1% increase in sales volume, price and product mix during a period of more intense competition, particularly in France.  In the Asia/Pacific region, consumer sales increased 10%, with 5% added by favorable foreign exchange and 5% due to an increase in volume, price and product mix.  Operating income from continuing operations for the consumer business rose 8% to $118 million for the fourth quarter of 2004, despite a $2 million increase in advertising.  This higher income was driven by strong sales performance and cost reduction efforts.

Industrial Business

(in thousands)

	Three Months Ended		Twelve Months Ended
	11/30/04	11/30/03	11/30/04	11/30/03
Net sales	$303,905	$291,983	$1,186,344	$1,107,264
Operating income	28,151	28,893	113,629	108,966

For the fiscal year, sales for McCormick’s industrial business increased 7% when compared to 2003.  Higher volumes added 3%, favorable foreign exchange added 3% and price and product mix added 1%.  In the Americas, industrial sales rose 6% primarily due to a 4% volume increase that was driven largely by new products.  Industrial sales in Europe increased 12% as a result of favorable foreign exchange. A continued shift in emphasis to higher margin products resulted in reduced sales of certain lower margin products, offset by more favorable price and product mix during 2004.  In the Asia/Pacific region, industrial sales rose 9%, with a 6% contribution from favorable foreign exchange and 3% from volume, price and product mix.  Operating income for the industrial business rose 4% to $114 million in 2004 and included a $6 million increase in research and development costs.   This increase in income was the result of higher sales, an emphasis on more value-added, higher-margin products and cost reduction efforts offset by the higher cost of employee benefits, fuel and other expenses.

For the fourth quarter of 2004, sales for McCormick’s industrial business increased 4% when compared to 2003.  Favorable foreign exchange added 2%, and higher volumes added 2%.  In the Americas, industrial sales rose 4% due to a 5% volume increase that was driven largely by new products.  Industrial sales in Europe increased 4% for the quarter, with foreign exchange contributing 9%. Sales decreased 5% due to the continued shift in emphasis to higher margin products that reduced sales of certain lower margin products.  In the Asia/Pacific region, industrial sales rose 8% in the fourth quarter, with 3% due to favorable foreign exchange and 5% due to volume, price and product mix.  Operating income for the industrial business was $28 million for the fourth quarter of 2004, a decline of $1 million compared to the prior year.  The operational accounting adjustment decreased operating income $6 million in the fourth quarter.  Increased sales and the impact of cost reductions increased operating income $5 million.  This increase was net of a $2 million increase in research and development costs.

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 11:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site http://www.mccormick.com.  Click on “Company Information” then “Investor Services,” and follow directions to listen to the call.  At this same location, a replay of the call will be available for one week following the live call.  Past press releases and additional information can be found at the Company’s website.

Forward-looking Statement

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)
Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)
1/2005

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In thousands except per-share data)

	Three Months Ended		Twelve Months Ended
	11/30/2004	11/30/2003	11/30/2004	11/30/2003
Net sales	$744,116	$698,613	$2,526,185	$2,269,586
Cost of goods sold	428,961	396,418	1,518,259	1,371,005
Gross profit	315,155	302,195	1,007,926	898,581
Gross profit margin	42.4%	43.3%	39.9%	39.6%
Selling, general & administrative expense	183,850	177,217	677,698	597,543
Special charges (credits)	3,758	3,550	(2,426)	5,491
Operating income	127,547	121,428	332,654	295,547
Interest expense	11,213	9,418	41,039	38,634
Other (income)/expense, net	(930)	(5,777)	(2,146)	(13,094)
Income from consolidated operations before income taxes	117,264	117,787	293,761	270,007
Income taxes	34,447	36,444	88,985	83,432
Net income from consolidated operations	82,817	81,343	204,776	186,575
Income from unconsolidated operations	6,275	6,637	14,584	16,365
Minority interest	(1,740)	(850)	(4,853)	(3,804)
Net income from continuing operations	87,352	87,130	214,507	199,136
Discontinued operations, net of tax:
Net income	—	(96)	—	4,743
Gain on sale	—	(562)	—	8,999
Cumulative effect of accounting change, net of tax	—	(2,092)	—	(2,092)
Net income	$87,352	$84,380	$214,507	$210,786

Earnings per share - basic:
Net income from continuing operations	$0.64	$0.63	$1.57	$1.43
Net income from discontinued operations	$—	$—	$—	$0.03
Gain on sale of discontinued operations	$—	$—	$—	$0.06
Cumulative effect of accounting change	$—	$(0.02)	$—	$(0.02)
Net income	$0.64	$0.61	$1.57	$1.51

Earnings per share - diluted:
Net income from continuing operations	$0.62	$0.61	$1.52	$1.40
Net income from discontinued operations	$—	$—	$—	$0.03
Gain on sale of discontinued operations	$—	$—	$—	$0.06
Cumulative effect of accounting change	$—	$(0.01)	$—	$(0.01)
Net income	$0.62	$0.59	$1.52	$1.48

Average shares outstanding - basic	136,131	138,428	137,017	139,212

Average shares outstanding - assuming dilution	140,562	142,605	141,341	142,611

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet

(In thousands)

	11/30/2004	11/30/2003
Assets
Current assets
Cash and cash equivalents	$70,335	$25,141
Receivables, net	407,645	344,686
Inventories	350,180	362,774
Prepaid expenses and other current assets	35,918	26,754
Total current assets	864,078	759,355
Property, plant and equipment, net	486,607	458,320
Goodwill and intangible assets, net	828,094	716,922
Prepaid allowances	56,807	83,771
Investments and other assets	134,063	127,111
Total assets	$2,369,649	$2,145,479

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$173,180	$171,037
Trade accounts payable	195,068	178,775
Other accrued liabilities	404,446	360,170
Total current liabilities	772,694	709,982
Long-term debt	464,957	448,623
Other long-term liabilities	211,291	209,452
Total liabilities	1,448,942	1,368,057
Minority interest	30,962	22,254
Shareholders’ equity
Common stock	336,093	262,601
Retained earnings	434,069	472,556
Accumulated other comprehensive income (loss)	119,583	20,011
Total shareholders’ equity	889,745	755,168
Total liabilities and shareholders’ equity	$2,369,649	$2,145,479

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows

(In thousands)

	11/30/2004	11/30/2003
Cash flows from continuing operating activities
Net income	$214,507	$210,786
Net income from discontinued operations	—	(4,743)
Gain on sale of discontinued operations	—	(8,999)
Cumulative effect of accounting change	—	2,092
Net income from continuing operations	214,507	199,136
Adjustments to reconcile net income from continuing operations to net cash flow from continuing operating activities:
Depreciation and amortization	71,983	65,282
Income from unconsolidated operations	(14,584)	(16,365)
Changes in operating assets and liabilities	67,931	(66,828)
Dividends from unconsolidated affiliates	9,599	20,601
Net cash flow from continuing operating activities	349,436	201,826

Cash flows from continuing investing activities
Acquisition of businesses	(74,484)	(202,906)
Purchase price adjustment	—	50,007
Capital expenditures	(69,767)	(91,586)
Proceeds from sale of discontinued operations	—	133,843
Proceeds from sale of fixed assets	2,760	9,928
Net cash flow from continuing investing activities	(141,491)	(100,714)

Cash flows from continuing financing activities
Short-term borrowings, net	(14,302)	17,192
Long-term debt borrowings	50,090	—
Long-term debt repayments	(16,553)	(755)
Common stock issued	53,024	29,531
Common stock acquired by purchase	(173,764)	(119,536)
Dividends paid	(76,869)	(64,127)
Net cash flow from continuing financing activities	(178,374)	(137,695)

Effect of exchange rate changes on cash and cash equivalents	15,623	18,972
Net cash flow from discontinued operations	—	(4,580)

Increase (decrease) in cash and cash equivalents	45,194	(22,191)
Cash and cash equivalents at beginning of period	25,141	47,332

Cash and cash equivalents at end of period	$70,335	$25,141